STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of May 20, 2010, with an effective date as of May 12, 2010, by and among Garb Oil & Power Corporation, a Utah corporation (the “Company”) and Preston F. Olsen (the “Purchaser”).  In consideration of the mutual promises contained herein the Company and the Purchaser hereby agree as follows:

1. Stock Purchase. The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser 2,000 shares (the “Shares”) of the Company’s class B preferred stock, $0.001 par value (“Class B Preferred”) for the purchase amount of $5,000 (the “Purchase Price”).  The Purchase Price constitutes full and adequate consideration for the Shares, and the Shares, when issued in accordance with the terms herein, will be fully-paid and nonassessable outstanding shares of Class B Preferred.

2. General.  The Purchaser hereby makes the representations on Exhibit A with respect to the purchase of the Shares hereunder.  The Purchaser agrees to the restrictions on transfer on Exhibit B.  This Agreement shall be governed by the laws of the State of Utah without regard to principles of conflicts of laws.  The representations, warranties, covenants and agreements made in this Agreement shall survive the closing of the transactions contemplated hereby.  Neither party may assign this Agreement except with the prior written consent of the other party.  Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties.  This Agreement constitutes the entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings with respect thereto.  No provision of this Agreement may be amended or waived except by a written instrument signed by all parties.  No unenforceable or invalid provision of this Agreement shall affect the enforceability or validity of the remaining provisions hereof.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute one instrument.  Facsimile copies of signed signature pages of this Agreement shall be binding originals.

IN WITNESS WHEREOF, this Stock Purchase Agreement is executed effective as of the date first set forth above.

PURCHASER:                                                                                    COMPANY:

GARB OIL & POWER COROPRATION
a Utah corporation

By:                                                                                          By:
Name: Preston F. Olsen                                                                Name: John Rossi
         Title: Chief Executive Officer

Exhibit A

INVESTMENT REPRESENTATION STATEMENT

1.
Accredited Investor.  The Purchaser is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

2.
Purchasing for Own Investment.  The Purchaser is purchasing the Shares solely for investment purposes, and not for further distribution.  The Purchaser’s entire legal and beneficial ownership interest in the Shares is being purchased and shall be held solely for the Purchaser’s account, except to the extent the Purchaser intends to hold the Shares jointly with the Purchaser’s spouse.  The Purchaser is not a party to, and does not presently intend to enter into, any contract or other arrangement with any other person or entity involving the resale, transfer, grant of participation with respect to or other distribution of any of the Shares.  The Purchaser’s investment intent is not limited to its present intention to hold the Shares for the minimum capital gains period specified under any applicable tax law, for a deferred sale, for a specified increase or decrease in the market price of the shares, or for any other fixed period in the future.

3.
Ability to Protect Own Interests.  The Purchaser can properly evaluate the merits and risks of an investment in the Shares and can protect its own interests in this regard, whether by reason of the Purchaser’s own business and financial expertise, the business and financial expertise of certain professional advisors unaffiliated with the Company with whom the Purchaser has consulted, or the Purchaser’s preexisting business or personal relationship with the Company or any of its officers, directors or controlling persons.

4.
Informed About the Company.  The Purchaser is sufficiently aware of the Company’s business affairs and financial condition to reach an informed and knowledgeable decision to acquire the Shares.  The Purchaser has had opportunity to discuss the plans, operations and financial condition of the Company with its officers, directors or controlling persons, and have received all information it deems appropriate for assessing the risk of an investment in the Shares.

5.
Economic Risk.  The Purchaser realizes that the purchase of the Shares involves a high degree of risk, and that the Company’s future prospects are uncertain.  The Purchaser is able to hold the Shares indefinitely if required, and is able to bear the loss of its entire investment in the Shares.

6.
Restricted Securities.  The Purchaser understands that the Shares are “restricted securities” in that the sale of the Shares has not been registered under the Securities Act in reliance upon an exemption for non-public offerings.  In this regard, the Purchaser also understands and agrees that: (i) the Purchaser must hold the Shares indefinitely, unless any subsequent proposed resale is registered under the Securities Act, or unless an exemption from registration is otherwise available (such as Rule 144); (ii) the Company is under no obligation to register any subsequent proposed resale of the Shares; and (iii) the certificate evidencing the Shares will be imprinted with a legend which prohibits the transfer of the Shares unless such transfer is registered or such registration is not required in the opinion of counsel for the Company.

7.
Rule 144.  The Purchaser is familiar with Rule 144 adopted under the Securities Act, which in some circumstances permits limited public resales of “restricted securities” like the Shares acquired from an issuer in a non-public offering.  The Purchaser understands that its ability to sell the Shares under Rule 144 in the future is uncertain, and will depend upon, among other things: (i) the availability of certain current public information about the Company; (ii) the resale occurring more than six months after the Purchaser’s purchase and full payment (within the meaning of Rule 144) for the Shares; and (iii) if the Purchaser is an affiliate of the Company, or a non-affiliate who has held the Shares less than one year after the Purchaser’s purchase and full payment: (A) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker, as said term is defined under the Securities Exchange Act of 1934, as amended, (B) the amount of Shares being sold during any three month period not exceeding the specified limitations stated in Rule 144, and (C) timely filing of a notice of proposed sale on Form 144, if applicable.

8.
Availability of Rule 144.  The Purchaser understands that the requirements of Rule 144 may never be met, and that the Shares may never be saleable.  The Purchaser further understands that at the time the Purchaser wishes to sell the Shares, there may be no public market for the Company’s stock upon which to make such a sale, or the current public information requirements of Rule 144 may not be satisfied, either of which would preclude the Purchaser from selling the Shares under Rule 144 even if the one-year minimum holding period had been satisfied.

9.
Restrictions on Resale.  The Purchaser understands that in the event Rule 144 is not available it, any future proposed sale of any of the Shares by the Purchaser will not be possible without prior registration under the Securities Act, compliance with some other registration exemption (which may or may not be available), or each of the following: (i) written notice to the Company containing detailed information regarding the proposed sale, (ii)  an opinion of counsel to the effect that such sale will not require registration, and (iii) the Company notifying the Purchaser in writing that its counsel concurs in such opinion.  The Purchaser understands that neither the Company nor its counsel is obligated to provide the Purchaser with any such opinion.  The Purchaser understands that although Rule 144 is not exclusive, the Staff of the SEC has stated that persons proposing to sell private placement securities other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

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Exhibit B

RESTRICTIONS ON TRANSFER

1.
Legends.  The Purchaser understands and agrees that the Company shall cause the legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.  SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

2.
Transfer Procedure; Stop-Transfer Notices; Refusal to Transfer.  Prior to transferring any Shares, the Purchaser shall deliver to the Company a written notice stating: (i) the Purchaser’s bona fide intention to make a permitted transfer of its Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Shares to be transferred to each proposed transferee; and (iv) the exemptions under applicable state and federal securities laws upon which the Purchaser is relying in making the proposed transfer.  The Purchaser shall also deliver to the Company a written agreement executed by the transferee or other recipient of Shares pursuant to which such transferee agrees to be bound by the transfer restrictions set forth herein as was the Purchaser.  The Purchaser agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.  The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

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